Exhibit(a)(4)
STANDARD MANAGEMENT CORPORATION
Offer to Exchange
Shares of Common Stock, No Par Value Per Share
for
Any and All Outstanding
10.25% Preferred Securities (Liquidation Amount $10 per Trust Security)
Issued by SMAN Capital Trust I
and Guaranteed by Standard Management Corporation
Including Accrued Distributions
Pursuant to the Offer to Exchange Dated May 5, 2006
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2006, WHICH WE REFER TO AS THE EXPIRATION DATE, UNLESS EXTENDED BY US. YOU MAY REVOKE YOUR TENDER AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
May 5, 2006
To Brokers, Dealers, Commercial Banks,
Trust Companies, Other Nominees and Depositary Trust Company Participants:
      Standard Management Corporation (the “Company”) is offering to exchange shares of its common stock, no par value per share (the “Common Shares”), subject to the procedures and limitations described in the Offer to Exchange dated May 5, 2006 and related Letter of Transmittal (the “Letter of Transmittal”), for any and all outstanding shares of 10.25% Preferred Securities of SMAN Capital Trust I (Liquidation Amount $10 per Trust Security) and guaranteed by Standard Management Corporation (the “Trust Securities”).
      For your information and for forwarding to your clients for whom you hold Trust Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange, dated May 5, 2006;

2. The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender Trust Securities;

3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer (i) if certificates evidencing Trust Securities are not immediately available or (ii) if procedures for book-entry transfer cannot be completed prior to the expiration date or (iii) if time will not permit all required documents to reach Deutsche Bank National Trust Company prior to the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Trust Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. A substitute IRS Form W-9.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON JUNE 5, 2006, UNLESS THE OFFER IS EXTENDED.

      Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Exchange.
      Additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Exchange.

Very truly yours,

STANDARD MANAGEMENT CORPORATION
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF STANDARD MANAGEMENT CORPORATION, SMAN CAPITAL TRUST I, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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